EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Pure Cycle Corporation on Form S-3 (File No. 333-195733, 333-278717), of our report dated November 13, 2024, with respect to our audit of the consolidated financial statements of Pure Cycle Corporation, included in this Annual Report on Form 10-K for the year ended August 31, 2024.

/s/ Forvis Mazars, LLP

Denver, Colorado

November 13, 2024